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                                                                      EXHIBIT 12

                    FrontierVision Operating Partners, L.P.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                             PRO FORMA FOR THE
                                                              TRANSACTIONS AND                              PRO FORMA FOR THE
                                                              THE EXISTING AND                              TRANSACTIONS AND
                                                           ACQUISITION SYSTEMS        FOR THE PERIOD         THE EXISTING AND
                                             FOR THE SIX           FOR THE SIX        FROM INCEPTION      ACQUISITION SYSTEMS
                                            MONTHS ENDED         MONTHS ENDED      (APRIL 17, 1995) TO     FOR THE YEAR ENDED
                                           JUNE, 30 1996         JUNE 30, 1996      DECEMBER 31, 1995       DECEMBER 31, 1995
                                          --------------   -------------------     ------------------     -------------------
Net Income (Loss)                             $  (8,293)           $  (22,305)             $  (2,703)             $  (47,766)

Add (Deduct):                                          -                     -                      -                       -
   Income Tax Provision (Benefit)

Less: Minority Interest                                -                     -                      -                       -
                                             -----------          ------------          -------------          --------------

Pre Tax Income (Loss)                            (8,293)              (22,305)                (2,703)                (47,766)
                                             -----------          ------------          -------------          --------------
Add: Fixed Charges
   Interest                                        6,990                19,880                  2,488                  39,750

   Amortization of debt offering
       expenses                                      314                   770                     69                   1,539
                                             -----------          ------------          -------------          --------------

   Total fixed charges                             7,304                20,650                  2,557                  41,289
                                             -----------          ------------          -------------          --------------

                                              $    (989)            $   (1,655)            $    (146)             $   (6,477)
                                             ===========          ============          =============          ==============

Fixed Charges                                 $    7,304            $   20,650             $    2,557              $   41,289
                                             ===========          ============          =============          ==============

Ratio of Earnings to Fixed
     Charges                                         N/A                                          N/A                     N/A

Deficiency of Earnings to Fixed
     Charges                                  $    8,293                22,305             $    2,703              $   47,766
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